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                      SECOND AMENDED AND RESTATED AGREEMENT
                      -------------------------------------


     This is the Second Amended and Restated Agreement (the "Agreement") between Robert K. Swanson ("Swanson") and Grossman's, Inc. ("Grossman's" or the "Company") intended to be effective as of April 3, 1997.

     WHEREAS, Swanson has served as a director of Grossman's since 1987; and

     WHEREAS, in November 1994, Swanson was elected to serve as Chairman of the Board in accordance with the terms of an agreement effective as of November 23, 1994 (the "Original Agreement"); and

     WHEREAS, in connection with the retirement of the President and Chief Executive Officer of Grossman's, Swanson was elected to serve in the additional capacity of Chief Executive Officer and in light of additional services to be performed by Swanson, an Amended and Restated Agreement ("the Amended and Restated Agreement") was entered into between Swanson and Grossman's which superseded the Original Agreement in all respects from and after October 4, 1996; and

     WHEREAS, Swanson ceased all duties as Chief Executive Officer effective February 7, 1997;

     WHEREAS, financial circumstances made it prudent and necessary for Grossman's to file for reorganization pursuant to Title 11 of the United States Code and Swanson, at the request of the Board of Grossman's, shall continue to serve as Chairman of the Board of Grossman's and hold other Board positions and to devote time to Grossman's affairs in those capacities in 1997; and

     WHEREAS, this Agreement is intended to supersede both the Original Agreement and the Amended and Restated Agreement in all respects from and after April 3, 1997 and all obligations pursuant to such other Agreements shall be deemed to have been satisfied as of the Effective Date of this Agreement; and

     WHEREAS, in recognition of the foregoing and the services to be performed by Swanson during periods on and after April 3, 1997, the Board has authorized the arrangements set forth in this Agreement subject to any approval or modification which may be required by the United States Bankruptcy Court for the District of Delaware where the Grossman's case is pending;

     NOW, THEREFORE, the parties hereby agree to agree as follows:

     1. Effective April 3, 1997, Swanson shall serve as (a) Chairman of the Board of Grossman's; (b) a member of the Executive Committee of the Board of Grossman's, and (c) a member of the Nominating Committee of Grossman's.



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     2. For Swanson's services in the positions listed in paragraph 1,
Grossman's will pay to Swanson: (a) $2,000; (b) $500 for each meeting of the Board or each meeting of any Committee of the Board of which Swanson is a member attended in person by Swanson; (c) $200 for any such Board or Committee meeting attended by Swanson by telephone for each such meeting which is one (1) hour or more in duration; and (d) reimbursement of all actual and necessary business expenses incurred by Swanson in connection with attendance at or participation in Board and Committee meetings including, without limitation, his reasonable travel expenses (upon submission by Swanson of reasonable substantiation thereof).

     3. Swanson also agrees that as Chairman of the Board he will be available to devote his time to Grossman's affairs for up to 40 calendar days between April 3, 1997 and July 7, 1997, and up to 60 calendar days between July 8, 1997 and December 31, 1997 and such additional days as the Board shall deem necessary and appropriate. For these services, Swanson shall be compensated by Grossman's at the rate of $2,000 per day plus the cost of actual and necessary expenses incurred in the performance of such duties, including, without limitation, his reasonable travel expenses (subject to submission by him of reasonable substantiation thereof). The foregoing days of service and payments therefor shall be in addition to the meeting days and payments therefore provided in paragraph 2 above.

     4. Either Swanson or Grossman's may terminate this Agreement at will with or without cause, immediately effective upon written notice. Unless earlier terminated, this Agreement shall terminate on December 31, 1997 or upon Jeld Wen's or affiliates ("Jeld Wen") sale or other disposition of its position as Grossman's lender (unless some or all of such interest is converted to equity as party of a Plan of Grossman's), whichever is earlier. Upon termination of this Agreement, Grossman's will pay Swanson payments due under paragraphs 2 and 3 for services performed and expenses incurred prior to termination. Grossman's shall have no further obligation to Swanson except as provided in paragraph 9 below and as provided in the following sentence. In the event that Jeld Wen continues its financial support of Grossman's at the same level as committed on April 3, 1997 (i.e. a $50 million DIP facility in addition to the pre-petition loans), and this Agreement is terminated by Grossman's prior to December 31, 1997, in addition to payments to Swanson pursuant to paragraphs 2 and 3 above for services performed prior to termination, Grossman's shall pay to Swanson an amount equal to the product of: $2,000 times 100 minus the number of days Swanson performed services for Grossman's between April 3, 1997 and the date of termination. For purposes of calculation in the preceding sentence, days Swanson spent in Board or Committee meetings shall not be counted for purposes of the subtraction from 100 days provided above.

     5. All notices and other communications shall be in writing, either hand delivered or mailed by first class registered mail, postage prepaid, if to Swanson at the address set forth below under Swanson's signature, or, if to Grossman's, at 45 Dan Road, Canton, Massachusetts 02021, attention of the Secretary, or at such other address as either party shall designate by written notice to the other. No notice shall be deemed to have been given until actually received by the party to whom it is addressed; PROVIDED, that a certified or registered mail return receipt shall be conclusive evidence of such receipt.




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     6. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or by order of a court with jurisdiction and authority to enter such order.

     7. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other, except that this Agreement will be binding upon and inure to the benefit of any successor or successors of Grossman's whether by merger, consolidation, sale of assets or otherwise and reference herein to Grossman's is intended to include any such successor or successors.

     8. Grossman's agrees to pay the reasonable fees and expenses of Swanson's counsel in connection with the negotiation of this Agreement.

     9. From the effective date of this Agreement, Swanson will be entitled to indemnification by Grossman's and limitation of liability for acts and omissions in his capacity as a director of Grossman's or any subsidiary to the fullest extent provided by the Restated Certificate of Incorporation and By-laws of Grossman's as in effect or the effective date of this Agreement or to any greater extent provided by any amendment to those documents.

     10. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, including the Original Agreement and the Amended and Restated Agreement. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be in effective to the extent, but only to the extent, of such invalidity, illegibility or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof.

     11. Nothing in this Agreement shall be construed to make Swanson an employee of Grossman's it being understood that Swanson is an independent contractor and is entitled to no rights as an employee of Grossman's.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                              GROSSMAN'S INC.



                                              By:
                                                 -------------------------------
                                              Name:
                                              Title:


                                              ----------------------------------
                                              Robert K. Swanson
                                              c/o RKS, Inc.
                                              5600 North Palo Cristi Road
                                              Paradise Valley, Arizona  85253



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